Exhibit 10.35
Amendment to Severance Benefits Agreement (Amendment C)

Ronald L. Sargent
c/o Staples, Inc.
500 Staples Drive
Framingham, MA 01702

Dear Mr. Sargent,

You are a party to that certain Second Amended and Restated Severance Benefits Agreement, dated March 10, 2006 and amended on December 22, 2008 and on January 13, 2015 (the “Agreement”) with Staples, Inc. and/or one of its subsidiaries (“Staples”). Under the Agreement, Staples agrees to provide you with the severance benefits set forth in the Agreement if your employment is terminated under the circumstances described in the Agreement.

This Amendment memorializes our recent discussions regarding Staples’ severance policy and related changes to your Agreement. You hereby agree that the Agreement shall be revised as set forth below, and shall otherwise remain in full force and effect in accordance with its terms. This Amendment shall be effective as of October 12, 2015.

Specifically, you and Staples agree to add the following paragraph (k) to Section 3 of the Agreement:

(k) Notwithstanding paragraphs (a) through (j) of this Section 3, in accordance with the Company’s Severance Policy, adopted by the Board of Directors on October 12, 2015 (“the Severance Policy”), Staples will not pay any “severance benefits” (as defined in the Severance Policy and as set forth below) that exceeds 2.99 times the sum of (x) your annual base salary and (y) your target annual cash incentive award without shareholder approval.

“Severance benefits” means the following cash payments paid in connection with a termination of employment (other than death or permanent disability):

•	Payments representing continued salary, whether paid in a lump sum or over

•	time;

•	Payments representing bonus amounts, based on a multiple of amounts earned or paid in prior years, whether paid in a lump sum or over time;

•	Payments in lieu of continued benefits (including any perquisites); and

•	Payments to offset the tax liability in respect of any of the foregoing.

For purposes of this paragraph (k) and consistent with the Severance Policy, equity and the continuation of benefits are excluded from the definition of “severance benefits” and the 2.99x limitation.

If this letter sets forth our agreement, kindly sign and return to Staples the enclosed copy of this letter.

Sincerely,

STAPLES, INC.
By: /s/ Paul F. Walsh
Chairman of the Compensation
Committee of the Board of Directors

I have been advised of my right to consult with counsel regarding this letter and the Agreement and have decided to sign below knowingly, voluntarily, and free from duress or coercion.

Agreed to this 19th day of November, 2015.

/s/ Ronald L. Sargent
Ronald L. Sargent